UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2010

PETROQUEST ENERGY, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	001-32681	72-1440714
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (337) 232-7028

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2010, the Board of Directors (the “Board”) of PetroQuest Energy, Inc. (the “Company”), based upon the recommendation of the Compensation Committee of the Board (the “Committee”), approved an Annual Incentive Plan (the “Plan”), which will be administered by the Committee. Employees of the Company or any of its subsidiaries may be eligible to participate in the Plan and may be assigned a participation tier (which may be based on salary or responsibility level and the competitive market), as determined on an annual basis by the Committee in its sole discretion. Each participation tier will be assigned a threshold, target and maximum bonus percentage of annual base salary, as determined on an annual basis by the Committee in its sole discretion. Awards under the Plan will be based on the attainment of Company financial and strategic performance criteria, as determined on an annual basis by the Committee in its sole discretion. Awards under the Plan will be paid in cash lump sum amounts after the end of the applicable Plan year, as determined on an annual basis by the Committee in its sole discretion. The Committee, in it sole discretion, may increase or decrease individual awards under the Plan based on an individual’s performance, may determine not to make any awards under the Plan even if the performance criteria have been achieved or may determine to pay a lesser or greater amount to any employee, a group of employees or all employees participating in the Plan. In the event of a Change in Control (as defined in the Plan) during any Plan year, participating employees shall receive their target bonus amount pro rated for the Plan year. In the event of a Change in Control after a Plan year, but prior to the payment of awards under the Plan, the Committee shall determine such awards immediately prior to the Change in Control. The foregoing description of the Plan is qualified in its entirety by reference to the Plan, which is incorporated herein by reference and is attached hereto as Exhibit 10.1.

For the 2010 Plan year, the Committee has established ten participation tiers, which range from Tier 1 for the Chief Executive Officer to Tier 10 for field personnel. The minimum, target and maximum bonus for the Chief Executive Officer, Chief Operating Officer and each Executive Vice President are 0%, 100% and 200% of annual base salary, 0%, 100% and 150% of annual base salary and 0%, 100% and 130% of annual base salary, respectively. In addition, the maximum bonus for the Chief Operating Officer and each Executive Vice President may be increased to 200% of annual base salary based on the individual’s exemplary performance, as determined by the Committee in its sole discretion. For the 2010 Plan year, the Committee has established performance criteria based on strategic objectives as set forth in the table below:

Strategic Objectives	Performance Criteria
Organic growth	Finding and development costs, capital efficiency and internal rates of return

Financial	Cash flow, lease operating expenses, and general and administrative expenses

Balance sheet management	Alignment of cash flow and capital expenditures, revolver balance, net working capital and long term debt

Production and reserves	Production, year-end reserves and reserve life index

Discretionary	Strategic opportunities, health, safety and environment, and other measures as determined by the Committee

After the end of 2010, the Committee will evaluate the performance criteria, and determine Company and individual performance. Each category of performance criteria (based on strategic objective) will be assigned a weight (from 0 to 100%) and performance score (from 1 to 5) by the Committee and the calculation of the bonus will be based on the total performance score, as adjusted for individual performance. The total points required for the 2010 minimum, target and maximum bonus are 5, 15 and 25, respectively. Point totals between the minimum and target and between target and maximum will be interpolated.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its 2010 Annual Meeting of Stockholders on May 12, 2010. The following proposals were submitted to the holders of the Company’s common stock (the “Common Stock”) for a vote:

1.	The election of six nominees to the Board of Directors; and

2.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

The results of such votes were as follows:

1.	The following votes were cast in the election of six nominees to the Board of Directors:

	Number of Votes	Number of Votes	Number of Broker
Name of Nominee	Voted For	Withheld	Non-Votes
Charles T. Goodson	35,309,880	845,552	19,650,846
William W. Rucks, IV	35,385,735	769,697	19,650,846
E. Wayne Nordberg	35,439,876	715,556	19,650,846
Michael L. Finch	35,458,090	697,342	19,650,846
W. J. Gordon, III	35,457,028	697,404	19,650,846
Charles F. Mitchell, II, M.D.	34,436,243	1,719,189	19,650,846

2.	The following votes were cast in the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010:

Number of Votes	Number of Votes	Number of Votes	Number of
Voted For	Voted Against	Abstaining	Broker Non-Votes
55,436,198	304,191	65,889	0

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1. PetroQuest Energy, Inc. Annual Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2010

PETROQUEST ENERGY, INC.

/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General
Counsel and Secretary